Exhibit (10)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Complete and partial portfolio holdings—arrangements to disclose to Service Providers, Fiduciaries and Other Third Parties”, “Auditors” and “Financial statements” in the Statement of Additional Information, and to the use of our report dated October 28, 2019, with respect to the financial statements of UBS U.S. Allocation Fund for the year ended August 31, 2019, which is incorporated by reference in Post-Effective Amendment No. 66 to the Registration Statement (Form N-1A No. 811-6292) of UBS Investment Trust.

/s/ Ernst & Young LLP

New York, New York
December 19, 2019